Exhibit 99.1

Thursday, March 10, 2005, 10:45 AM EST

Press Release

SOURCE: Isolagen, Inc.

ISOLAGEN’S POSITIVE STUDY RESULTS

IN TREATMENT OF PERIODONTAL DISEASE

TO BE PRESENTED AT IADR/AADR MEETING IN BALTIMORE

Dr. Otis Bouwsma, of the University of Texas,

Presents Previously Released Positive Findings

HOUSTON, TX - March 10, 2005 – Isolagen, Inc. (AMEX:ILE) announced today that previously released and reported dental clinical study findings will be presented at a meeting of the 83rd General Session & Exhibition of the International Association for Dental Research and the 34th Annual Meeting of the American Association for Dental Research being held in Baltimore, by Dr. Otis Bouwsma, the Chief Investigator, from the University of Texas Health Science Center Dental Branch.

The previously released data relate to Isolagen’s clinical trial for the treatment of gum recession and deep periodontal pockets. The company previously reported that patients demonstrated significant improvement at a majority of the treatment sites by reducing deep periodontal pocket areas.

Additionally, the injection phase of a Phase II study conducted by Dr. Michael McGuire has been completed, and the four-month data results are currently being analyzed. The study will follow participants out to twelve months. Dr. McGuire is Past President of the American Academy of Periodontology and a clinical researcher in tissue engineering with an understanding of both gingival disease and periodontal disease.

About Isolagen, Inc.

Isolagen specializes in the development and commercialization of autologous cellular therapies for soft and hard tissue regeneration. The Company’s product candidates are based on its proprietary Isolagen Process. Based on the accumulated experience of the Company through its retrospective study, clinical trials and treatment of patients in the United Kingdom, the Company believes that the Isolagen Process utilizes the patient’s own cells to create safe and effective therapies to treat the underlying cause of the patient’s condition. Autologous cellular therapy is the process whereby a patient’s own cells are extracted, allowed to multiply and then injected into the patient. Isolagen’s product candidates are designed to be minimally invasive and nonsurgical.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the federal securities laws. Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements. Isolagen, Inc. does not undertake to update any such forward-looking statements or to publicly announce developments or events relating to the matters described herein.

For additional information, please visit: www.isolagen.com.

Corporate Contact: Robert G. Partridge, Vice President, Global Marketing, Investor Relations, and Communications (484-875-3099)

Investor Relations Contacts: Kate McNeil (212) 825-3210

John Nesbett (212) 825-3210

Media Contact:  Melissa Barnes (212) 593-5841

barnesm@ruderfinn.com